UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 9, 2011

FX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-25386	87-0504461
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3006 Highland Drive, Suite 206
Salt Lake City, Utah		84106
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(801) 486-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In early 2010, we adopted the FX Energy executive royalty incentive plan (the “Royalty Plan”).  The Royalty Plan reflected our intent to transition from annual restricted stock awards as the sole form of long-term incentive compensation for our executives to a long-term incentive compensation plan where a significant portion of the compensation is based on increases in our oil and gas revenues.  The participants in the Royalty Plan are Zbigniew Tatys, Thomas B. Lovejoy, Jerzy B. Maciolek, David N. Pierce, Scott J. Duncan, Eva Sokolowski, Clay Newton, and Andrew W. Pierce.

Our Board of Directors, on the recommendation of the Compensation Committee, has adopted the 2011 Incentive Plan under which we, subject to stockholder approval, will be authorized to grant various equity and other incentives to our employees, including participants in the Royalty Plan.  The 2011 Incentive Plan is being submitted to our stockholders for approval at a special stockholders meeting to be held September 15, 2011.  Upon stockholder approval of the 2011 Incentive Plan, we propose to grant initial options thereunder prior to December 31, 2011, as an inducement to obtain the agreement of the participants to relinquish their interests in the Royalty Agreement held on their behalf by their designee.

On August 9, 2011, we entered into Relinquishment Agreements with each of the Royalty Plan participants, in the form attached hereto as Exhibit 10.100, under which each of such participants agreed to cancel, relinquish, and reconvey his or her interests in the Royalty Agreement effective automatically upon the approval of the 2011 Incentive Plan by the stockholders in the manner required by law and the grant of initial options under such 2011 Incentive Plan on or before December 31, 2011.  The description of the Relinquishment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Relinquishment Agreement, which is filed as Exhibit 10.100 hereto and incorporated by reference.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number	Title of Document	Location

10	Material Contracts
10.100	Form of Relinquishment Agreement dated August 9, 2011, with schedule of signatories	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX ENERGY, INC.
Registrant

Dated: August 10, 2011	By:	/s/ Scott J. Duncan
Scott J. Duncan, Vice President